EXHIBIT 5

                    Opinion of General Counsel of Registrant



May 10, 1999

The ServiceMaster Company
One ServiceMaster Way
Downers Grove, Illinois 60515-1700

         Re:  The ServiceMaster Company
              S-8 Registration Statement

         I am providing this letter in my capacity as Senior Vice President and General Counsel of The ServiceMaster Company, a Delaware corporation ("ServiceMaster"), in connection with the filing by ServiceMaster of a
Registration Statement on Form S-8 under the Securities Act of 1933 with the Securities and Exchange Commission covering the offering of up to 796,518 shares of ServiceMaster common stock, $0.01 par value per share (the "Shares"), pursuant to the American Residential Services, Inc. ("ARS") 1996 Incentive Plan and the ARS 1997 Employee Incentive Plan (the "ARS Plans") which (with the options outstanding thereunder) are being assumed by ServiceMaster.

         For purposes of this letter I have examined such documents, records, certificates, memoranda and other instruments deemed necessary as a basis for this opinion.

         Based upon and subject to the foregoing qualifications, assumptions and limitations and the other qualifications and limitations set forth below, I hereby advise you that in my opinion the Shares are duly authorized and, when
(i) the Registration Statement related to the Shares becomes effective under the Act, (ii) the Shares have been duly issued in accordance with the terms of the ARS Plans upon receipt of the consideration to be paid therefor and (iii) the certificates representing the Shares comply as to form with the bylaws of ServiceMaster and the Delaware General Corporation Law and bear all necessary signatures and authentications, the Shares will be validly issued, fully paid and nonassessable.

         All of my opinions assume that the Registration Statement related to the Shares will become effective under the Securities Act before any Shares covered by such Registration Statement are sold. I have also made other assumptions which I believe to be appropriate for purposes of this letter.

         My advice on every legal issue addressed in this letter is based exclusively on the internal law of Illinois, the Delaware General Corporation Law or the federal law of the United States. This letter does not cover any law which in my experience would generally not be considered by lawyers in Illinois for purposes of the opinions contained in this letter. Without limiting by implication the generality of the preceding sentence, this opinion does not cover the securities laws of the State of Illinois or any other jurisdiction.

         I hereby consent to the inclusion of this letter as an exhibit to the Registration Statement related to the Shares and to the reference in each prospectus related to such Registration Statement to my having issued the opinions expressed herein.


                           Very truly yours,

                           /s/ Vernon T. Squires
                           Vernon T. Squires
                           Senior Vice President and General Counsel
                           The ServiceMaster Company


                                       11